UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2013

3D PIONEER SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	333-184026	27-1679428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Casa James, Callevenus, Playa Del Sol, Estepona, Marbella, Spain 29680
(Address of principal executive offices, including zip code)

00353-894624880
(Registrant's telephone number, including area code)

Mobile Gaming International Corp.
Former name of registrant since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02              Departure of Directors or Certain Officers; election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2013, 3D Pioneer Systems, Inc. (formerly known as Mobile Gaming International Corp.), a Nevada corporation (“Corporation”), the Corporation’s Chief Executive Officer, President, Chief Financial Officer, Treasurer and Director, Iris Hill, resigned from such aforementioned positions.  These resignations were not the result of any disagreements with the Corporation regarding the Corporation’s operations, policies, practices or otherwise.

Concurrently with Ms. Hill’s resignations, effective November 1, 2013, the board of directors of the Corporation appointed Alexandros Tsingos to serve as the Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and sole Director of the Corporation until his resignation or until his successor is elected and qualified.

The board of directors of the Corporation have elected Alex Tsingos due to his education, background and management experience. He brings several years of experience in organizing and managing corporations and corporate development transactions.

Mr. Tsingos was educated in the Accounting and Finance fields at the Technological Educational Foundation and the Aristotelean University of Thessaloniki, in Greece, completing his studies in 1985.  Mr. Tsingos utilized his finance and accounting background and education to start various small businesses and to assist in the growth of established companies. Before joining the Corporation, he worked in the retail, hospitality, health, media and banking industries. Mr. Tsingos has also held consulting positions with various private and public companies.

Mr. Tsingos is currently General Director and Co-founder of Greek Minerals of Guinea, a company that is sourcing potential mineral exploration/exploitation opportunities in Africa and is also a principal shareholder of Zeus Holdings Ltd., a company focusing in East African fast developing markets.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transaction, in which Mr. Tsingos was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Tsingos will have a direct or indirect material interest which would be required to be reported herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Iris Hill
Iris Hill, President and Director

Dated: November 1, 2013